MIDWAY GOLD COMPLETES PERMITTING – RECEIVES RECORD OF DECISION

PAN PROJECT, NEVADA

December 20, 2013

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces receipt of a December 20, 2013 signed Record of Decision (ROD) on the Final Environmental Impact Statement (EIS) for the Pan gold project, White Pine County, Nevada. The ROD signifies full completion of the required NEPA and EIS process. The ROD represents the final step in the federal permitting process and allows construction to begin.

“We are permitted at Pan. This is truly a groundbreaking accomplishment for Midway Gold and a great Christmas present for all who have been a part of the Midway story over the past few years,” said Ken Brunk, Midway’s President & CEO. “We advanced from the Notice of Intent to the Record of Decision in a record 20 months. We would like to thank everyone here at Midway, especially our permitting team, for a job very well done. We respect the professionalism of the cooperating agencies and their effectiveness to complete the process in a timely manner. We would also like to thank the local communities and, of course, our shareholders for the endless support. We are very excited to have completed this permitting process and are ready to begin construction!”

What is the NEPA and the EIS Process?

The Environmental Impact Statement (EIS) for the Pan project is required under the National Environmental Policy Act (NEPA). The act sets up procedural requirements for all federal governmental agencies to prepare environmental assessments and environmental impact statements in response to proposed major activities on federal lands. The Pan project is on federal land administered by the Bureau of Land Management (BLM). Therefore, NEPA requires the BLM to prepare an EIS to analyze potential environmental consequences of the planned project and any reasonable alternatives. Midway has advanced through baseline studies, the Draft EIS, the Final EIS, and has now completed the process with the Record of Decision. Numerous state permits are also required and have been obtained from various state agencies.

Pan Gold Project, Nevada

The Pan project is a low cost, oxidized, Carlin-style gold deposit mineable by shallow open pit methods and treatable by heap leaching. A Feasibility Study was completed in November 2011. It shows the NPV of the project is robust at a range of gold prices, ranging from $123 million at $1,200/oz gold to $344 million $1,900/oz gold. The IRR grows from 32% to 79% using the same gold price range. Both are after-tax figures (see press release dated November 15, 2011.)

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release. This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.